Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Appointment of Chief Medical Officer and

Other Management Change

Plymouth Meeting, PA, March 26, 2004 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced that Roger Vogel, MD, has agreed to serve as Acting Chief Medical Officer. In this capacity, Dr.Vogel will lead the development of squalamine for the treatment of age-related macular degeneration (“AMD”) as well as the Company’s other development programs during 2004.

“Dr. Vogel is a recognized expert and industry veteran who has been working with Genaera in a consulting capacity since December 2003, “ noted Roy C. Levitt, President and Chief Executive Officer. “Going forward, we plan to aggressively pursue the development of squalamine for wet age-related macular degeneration. One of our most important 2004 corporate objectives is the initiation of several key U.S. macular degeneration clinical trials for squalamine. Genaera has benefited greatly from Dr. Vogel’s leadership and in particular his extensive ophthalmic expertise in the preparation of its IND filing and the development of protocols for its anticipated clinical trials of squalamine to treat age-related macular degeneration. We are very pleased to expand and formalize Dr. Vogel’s role at the Company.”

Dr. Vogel has over 25 years of experience including senior roles at Merck & Co. Inc. in ophthalmology and infectious diseases. During his career, Dr. Vogel has led the clinical development of numerous pharmaceuticals and the submission of eight NDA/PLAs.

Genaera Corporation also announced today that Chief Operating Officer and Executive Vice President Kenneth J. Holroyd, MD, MBA, has stepped down from his position. Dr. Holroyd will continue to assist the Company in a consulting capacity. “I’m proud of what the Genaera team has accomplished together over the past several years,” commented Dr. Holroyd. “At this time, with the squalamine IND for macular degeneration filed, I am certain I am leaving the Company in good hands with an outstanding management team and group of employees, and am confident that squalamine and Genaera’s other development programs have a very bright future. I feel this is an appropriate juncture for me to actively pursue other business interests of mine.”

“On behalf of myself, the Board of Directors and the employees of Genaera, I want to thank Ken for all his service to Genaera. Ken has worked very hard over the years to make Genaera successful and we wish him every success in his future endeavors,” commented Dr. Levitt.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” and “continue,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, the risk that Genaera is unable to close the financing referred to above; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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